EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated July 14, 2004 relating to the consolidated financial statements, which appears in OmniVision Technologies, Inc.’s Annual Report on Form 10-K, Amendment No. 1, for the year ended April 30, 2004. We also consent to the incorporation by reference of our report dated July 14, 2004 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California
May 18, 2005